For Immediate Release October 27, 2016 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Third-Quarter Earnings of $0.10 per Share

Key Highlights

•	Third-quarter earnings of $0.10 per share[1]

•	Record third-quarter potash sales volumes

•	Canpotex[2] sold out for fourth-quarter 2016

•	Full-year 2016 earnings guidance range adjusted to $0.40-$0.45 per share

•	Announced agreement to combine in merger of equals with Agrium Inc. (Agrium)

CEO Commentary

“With strong engagement in nearly all key potash markets, we achieved record third-quarter sales volumes, and Canpotex is now sold out through the remainder of the year,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “Supported by improved market fundamentals, spot prices have increased by approximately 15 percent from the lows experienced earlier in the year. We will continue with a disciplined approach to our operations and the markets and expect favorable consumption trends and lower inventories to lead to stronger demand in 2017.

“During the quarter we announced a merger of equals with Agrium to create a world-class integrated global supplier of crop inputs. We believe this transaction will generate significant value for our shareholders, provide multiple paths for growth and enhance our financial flexibility,” said Tilk.

“The support expressed by shareholders has been very encouraging, with early vote results overwhelmingly in favor of the merger and positive recommendations from leading independent proxy advisory firms ISS and Glass Lewis. We look forward to realizing the value that is unlocked through this transaction.”

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported third-quarter earnings of $0.10 per share ($81 million), including merger-related costs of $0.01 per share ($6 million), which bring our nine-month total to $0.33 per share ($277 million). Results for both periods were down from the $0.34 per share ($282 million) and $1.28 per share ($1.1 billion) earned in 2015’s respective periods.

Gross margin for the quarter was $190 million and $667 million for the first nine months, below 2015 levels of $505 million and $1.9 billion, respectively, primarily due to weaker prices for all three nutrients. Cash from operating activities was $295 million in the third quarter and $907 million for the first nine months of 2016, below last year’s comparable totals of $358 million and $1.7 billion, respectively.

Investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Sinofert Holdings Limited (Sinofert) in China contributed $32 million to our quarterly earnings, trailing the $37 million from the prior-year quarter. Contributions for the first nine months of $97 million – partially offset by a non-cash impairment charge of $10 million related to our investment in Sinofert – were below the $134 million realized in the same period in 2015. The market value of our investments in these four publicly traded companies was approximately $4.0 billion, or $5 per PotashCorp share, at market close on October 26, 2016.

Market Conditions

Global potash demand strengthened in the third quarter. Shipments to Latin America accelerated ahead of Brazil’s key planting season, and the settlement of contracts with customers in China and India led to the re-emergence of deliveries to these markets late in the quarter. Low dealer inventories and anticipation of a strong fall application season supported robust demand in North America. In this environment, global spot prices increased from last quarter’s lows.

Nitrogen markets remained at multi-year lows through the quarter. Benchmark prices were pressured by lower global energy costs and increased supply – including in North America where a number of new projects began ramping up. This impact was most evident in ammonia, while urea prices were more resilient due to relatively strong global demand and reduced exports from China.

Global phosphate markets were subdued during the third quarter as reduced Chinese exports were largely offset by increased production in other key producing regions. Liquid fertilizer prices declined more significantly as markets adjusted to the deterioration in prices of solid phosphate fertilizer products earlier in the year.

Potash

A weaker pricing environment relative to the same periods last year was the primary reason that potash gross margin of $106 million for the quarter and $317 million for the first nine months trailed the 2015 results of $294 million and $1.1 billion, respectively.

Record sales volumes of 2.5 million tonnes for the third quarter were 16 percent higher than in the same period last year. Nonetheless, volumes of 6.4 million tonnes for the first nine months were 9 percent below the comparable period in 2015 as lack of engagement in key contract markets limited offshore deliveries earlier in the year. Canpotex achieved record third-quarter shipments, with the majority of sales volumes to Latin America (35 percent) and Other Asian markets outside of China and India (32 percent), while India and China accounted for 19 percent and 11 percent, respectively. North American volumes reached a new third-quarter record, up 49 percent from the previous year, while domestic shipments for the first nine months were up 24 percent compared to 2015.

Our average realized potash price of $150 per tonne for the third quarter was down from $250 per tonne in the same period last year, reflecting the significant price decline experienced in the first half of 2016.

Per-tonne manufactured cost of goods sold for the quarter averaged $106, down from $113 per tonne in the same period last year. Optimization of production to our lower-cost mines as well as lower royalties more than offset the benefit realized in the comparable period of 2015 when maintenance costs were deferred from the third quarter to the fourth quarter.

Nitrogen

Weaker prices for all nitrogen product categories resulted in gross margin of $69 million for the quarter and $306 million for the first nine months, trailing last year’s comparable periods by 57 percent and 46 percent, respectively. Our US operations accounted for 65 percent of our nitrogen gross margin for the quarter, with our Trinidad operations providing the remainder.

Total sales volumes for both the quarter (1.6 million tonnes) and first nine months (4.7 million tonnes) were up from the same periods in 2015 (1.4 million tonnes and 4.4 million tonnes, respectively), reflecting increased production at our expanded Lima facility.

Our average realized price of $200 per tonne during the quarter declined from $319 per tonne in the same period last year as weaker benchmark pricing pulled down realizations for all our products.

Cost of goods sold for the quarter averaged $158 per tonne, down from $210 per tonne in 2015’s third quarter, driven primarily by lower natural gas costs in Trinidad.

Phosphate

In phosphate, weaker prices resulted in gross margin of $15 million for the third quarter and $44 million for the first nine months of 2016, down from $50 million and $180 million, respectively, in the previous year’s comparable periods.

Sales volumes of 0.8 million tonnes for the quarter and 2.0 million tonnes for the first nine months were both relatively flat with the same periods in 2015.

Our average realized phosphate price for the quarter was $385 per tonne, down from $538 per tonne in the same period last year as prices for all products decreased – most notably liquid fertilizers.

Cost of goods sold of $366 per tonne for the third quarter was lower than the $475 per tonne in the same period in 2015, primarily due to lower input costs and notable charges taken in the third quarter of last year.

Financial

The third-quarter total for provincial mining and other taxes was down 61 percent to $31 million compared to 2015, largely as a result of lower potash prices.

Lower total earnings resulted in income tax expense declining to $2 million in the third quarter from $90 million during the same period in 2015.

Potash Market Outlook

We expect strong customer engagement will continue in the fourth quarter, with a healthy order book in place for fall application in the domestic market and Canpotex fully committed through the remainder of the year. We maintain our 2016 global shipment estimate of 58-61 million tonnes and anticipate fundamentals to remain supportive as we enter 2017.

In North America, all signs point to another record harvest. Strong affordability and significant nutrient removal are expected to support demand through the final months of 2016. For the full year, we expect shipments in the range of 9.2-9.7 million tonnes, consistent with our previous estimate and above 2015 levels.

With its substantial agronomic need and favorable crop economics, we expect shipments to Latin America will remain robust for the rest of the year and we have increased our full-year shipment range to 11.0-11.5 million tonnes, slightly above the previous year.

In China, deliveries under 2016 contracts are expected to support shipments for the balance of the year. We estimate annual shipments in the range of 13.5-14.5 million tonnes, consistent with our previous estimate but below last year’s record level. Even with healthy second-half deliveries, we expect strong underlying consumption will keep inventories well below those seen at the beginning of 2016.

In India, lower farm retail prices are expected to support increased consumption for the remainder of 2016. However, given the slow pace of shipments due to contract delays earlier in the year, we have lowered our range to 3.5-4.0 million tonnes, below 2015 levels. Canpotex has commitments to ship to its customers in this market for the rest of 2016.

In Other Asian markets, we expect good buyer engagement for the rest of 2016, supported by lower inventories, strong palm oil prices and improved moisture conditions. We have maintained our estimated shipment range of 8.3-8.7 million tonnes, slightly below 2015’s total.

Financial Outlook

Taking the above market factors into consideration, we have narrowed the guidance range for our potash sales volumes to 8.5-8.7 million tonnes and refined gross margin expectations to $400-$500 million. While signs of a recovery in potash are increasingly visible, most of the benefits from recent improvements are expected to be realized late this year and in 2017.

In nitrogen and phosphate, weaker prices are expected to affect our results for the rest of 2016. Accordingly, we have tightened our gross margin guidance range to $400-$450 million.

With greater clarity on the remaining months of 2016, we have refined our estimates for provincial mining and other taxes to a range of 23-25 percent of potash gross margin (excluding $32 million of New Brunswick severance costs) and our range for income from offshore equity investments to $125-$135 million.

We have lowered our estimate for our effective income tax rate to a range of 14-16 percent, given reduced earnings and a greater proportion of income from lower-tax jurisdictions. Additionally, we have brought down our range for selling and administrative expenses to $215-$225 million due to lower expected corporate expenses related to reduced earnings.

As a result of these changes, we have narrowed our full-year 2016 earnings guidance range to $0.40-$0.45 per share, which includes first-half notable charges of $0.11 per share primarily related to the suspension of our Picadilly mine in New Brunswick and our share of Canpotex’s Prince Rupert project exit costs.

All annual guidance numbers – including those noted above – are outlined in the table below.

2016 Guidance
Earnings per share	Annual: $0.40-$0.45
Potash sales volumes	8.5-8.7 million tonnes
Potash gross margin	$400-$500 million
Nitrogen and phosphate gross margin	$400-$450 million
Capital expenditures*	~$800 million
Effective tax rate	14-16 percent
Provincial mining and other taxes**	23-25 percent
Selling and administrative expenses	$215-$225 million
Finance costs	$210-$220 million
Income from equity investments***	$125-$135 million
Annual foreign exchange rate assumption	CDN$1.32 per US$
Annual EPS sensitivity to foreign exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin, excluding New Brunswick severance costs
***	Includes income from dividends and share of equity earnings

Following a review of best practices in the provision of guidance, in 2017 we will continue to provide annual guidance, including specific elements consistent with past practice, but we will discontinue quarterly earnings per share guidance.

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. Canpotex Limited (Canpotex), the offshore marketing company for PotashCorp and two other Saskatchewan potash producers.

3. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information.”

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors	Media

Denita Stann	Randy Burton
Senior Vice President, Investor and Public Relations	Director, Public Relations and Communications
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Website:     www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information”(within the meaning of applicable Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “forecast,” “may,”“anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, including the proposed merger of equals with Agrium, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: our proposed merger of equals transaction with Agrium, including the failure to satisfy all required conditions, including required regulatory, Canadian court and securityholder approvals, or to satisfy or obtain waivers with respect to all other closing conditions in a timely manner and on favorable terms or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the arrangement agreement; certain costs that we may incur in connection with the proposed merger of equals; certain restrictions in the arrangement agreement on our ability to take action outside the ordinary course of business without the consent of Agrium; the effect of the announcement of the proposed merger of equals on our ability to retain customers, suppliers and personnel and on our operating future business and operations generally; risks related to diversion of management time from ongoing business operations due to the proposed merger of equals; failure to realize the anticipated benefits of the proposed merger of equals and to successfully integrate Agrium and PotashCorp; the risk that our credit ratings may be downgraded or there may be adverse conditions in the credit markets; variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks and uncertainties related to any operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns; adverse or uncertain economic conditions and changes in credit and financial markets; economic and political uncertainty around the world; changes in capital markets; the results of sales contract negotiations; unexpected or adverse weather conditions; changes in currency and exchange rates; risks related to reputational loss; the occurrence of a major safety incident; inadequate insurance coverage for a significant liability; inability to obtain relevant permits for our operations; catastrophic events or malicious acts, including terrorism; certain complications that may arise in our mining process, including water inflows; risks and uncertainties related to our international operations and assets; our ownership of non-controlling equity interests in other companies; our prospects to reinvest capital in strategic opportunities and acquisitions; risks associated with natural gas and other hedging activities; security risks related to our information technology systems; imprecision in reserve estimates; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in, and the effects of, government policies and regulations; earnings and the decisions of taxing authorities which could affect our effective tax rates; increases in the price or reduced availability of the raw materials that we use; our ability to attract, develop, engage and retain skilled employees; strikes or other forms of work stoppage or slowdowns; rates of return on, and the risks associated with, our investments and capital expenditures; timing and impact of capital expenditures; the impact of further innovation; adverse developments in new and pending legal proceedings or government investigations; and violations of our governance and compliance policies. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the joint information circular of the company and Agrium, filed as Exhibit 99.1 to the company’s Current Report on Form 8-K dated October 6, 2016 and with Canadian provincial securities commissions, in connection with the proposed merger of equals with Agrium and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, October 27, 2016 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
	- From Canada and the US	1-800-597-1419
	- From Elsewhere	1-604-638-5350

Live Webcast:	Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Sales (Note 2)	$1,136	$1,529	$3,398	$4,925
Freight, transportation and distribution	(154)	(128)	(405)	(380)
Cost of goods sold	(792)	(896)	(2,326)	(2,662)
Gross Margin	190	505	667	1,883
Selling and administrative expenses	(59)	(52)	(167)	(172)
Provincial mining and other taxes	(31)	(79)	(88)	(264)
Share of earnings of equity-accounted investees	25	32	74	103
Dividend income	8	7	24	38
Impairment of available-for-sale investment (Note 3)	—	—	(10)	—
Other income (expenses) (Note 4)	5	8	(4)	11
Operating Income	138	421	496	1,599
Finance costs	(55)	(49)	(161)	(148)
Income Before Income Taxes	83	372	335	1,451
Income taxes (Note 5)	(2)	(90)	(58)	(382)
Net Income	$81	$282	$277	$1,069

Net Income per Share
Basic	$0.10	$0.34	$0.33	$1.28
Diluted	$0.10	$0.34	$0.33	$1.28

Dividends Declared per Share	$0.10	$0.38	$0.60	$1.14

Weighted Average Shares Outstanding
Basic	839,570,000	834,850,000	838,661,000	833,573,000
Diluted	840,045,000	837,454,000	839,376,000	837,377,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(Net of related income taxes)	2016	2015	2016	2015

Net Income	$81	$282	$277	$1,069
Other comprehensive income (loss)
Items that will not be reclassified to net income:
Net actuarial loss on defined benefit plans (1)	—	—	(103)	—
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (2)
Net fair value gain (loss) during the period	15	(450)	(88)	(391)
Cash flow hedges
Net fair value loss during the period (3)	(5)	(21)	(2)	(42)
Reclassification to income of net loss (4)	11	13	39	39
Other	—	(3)	2	(7)
Other Comprehensive Income (Loss)	21	(461)	(152)	(401)
Comprehensive Income (Loss)	$102	$(179)	$(63)	$668

(1)	Net of income taxes of $NIL (2015 – $NIL) for the three months ended September 30, 2016 and $60 (2015 – $NIL) for the nine months ended September 30, 2016.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and other.
(3)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $2 (2015 – $11) for the three months ended September 30, 2016 and $NIL (2015 – $23) for the nine months ended September 30, 2016.
(4)	Net of income taxes of $(6) (2015 – $(7)) for the three months ended September 30, 2016 and $(22) (2015 – $(21)) for the nine months ended September 30, 2016.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Operating Activities
Net income	$81	$282	$277	$1,069
Adjustments to reconcile net income to cash provided by operating activities (Note 6)	166	223	631	652
Changes in non-cash operating working capital (Note 6)	48	(147)	(1)	(6)
Cash provided by operating activities	295	358	907	1,715

Investing Activities
Additions to property, plant and equipment	(191)	(280)	(648)	(802)
Other assets and intangible assets	(1)	(53)	(10)	(68)
Cash used in investing activities	(192)	(333)	(658)	(870)

Financing Activities
Proceeds from long-term debt obligations	—	—	—	494
Repayment of, and finance costs on, long-term debt obligations	—	(502)	(4)	(502)
Proceeds from (repayment of) short-term debt obligations	115	414	519	(122)
Dividends	(208)	(313)	(727)	(899)
Issuance of common shares	—	—	25	42
Cash used in financing activities	(93)	(401)	(187)	(987)
Increase (Decrease) in Cash and Cash Equivalents	10	(376)	62	(142)
Cash and Cash Equivalents, Beginning of Period	143	449	91	215
Cash and Cash Equivalents, End of Period	$153	$73	$153	$73

Cash and cash equivalents comprised of:
Cash	$48	$39	$48	$39
Short-term investments	105	34	105	34
	$153	$73	$153	$73

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive (Loss) Income
	Share Capital	Contributed Surplus	Net unrealized gain (loss) on available- for-sale investments	Net (loss) gain on derivatives designated as cash flow hedges	Net actuarial loss on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total Equity

Balance – December 31, 2015	$1,747	$230	$77	$(117)	$—	$(10)	$(50)	$6,455	$8,382
Net income	—	—	—	—	—	—	—	277	277
Other comprehensive (loss) income	—	—	(88)	37	(103)	2	(152)	—	(152)
Dividends declared	—	—	—	—	—	—	—	(506)	(506)
Effect of share-based compensation including issuance of common shares	35	(1)	—	—	—	—	—	—	34
Shares issued for dividend reinvestment plan	13	—	—	—	—	—	—	—	13
Transfer of net actuarial loss on defined benefit plans	—	—	—	—	103	—	103	(103)	—
Balance – September 30, 2016	$1,795	$229	$(11)	$(80)	$—	$(8)	$(99)	$6,123	$8,048

(1)	Any amounts incurred during a period are closed out to retained earnings at each period-end. Therefore, no balance exists at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	September 30 2016	December 31 2015

Assets
Current assets
Cash and cash equivalents	$153	$91
Receivables	575	640
Inventories	720	749
Prepaid expenses and other current assets	62	73
	1,510	1,553
Non-current assets
Property, plant and equipment	13,279	13,212
Investments in equity-accounted investees	1,223	1,243
Available-for-sale investments (Note 3)	886	984
Other assets	271	285
Intangible assets	182	192
Total Assets	$17,351	$17,469

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$1,036	$517
Payables and accrued charges	717	1,146
Current portion of derivative instrument liabilities	58	84
	1,811	1,747
Non-current liabilities
Long-term debt	3,714	3,710
Derivative instrument liabilities	70	109
Deferred income tax liabilities	2,407	2,438
Pension and other post-retirement benefit liabilities (Note 7)	621	431
Asset retirement obligations and accrued environmental costs	610	574
Other non-current liabilities and deferred credits	70	78
Total Liabilities	9,303	9,087

Shareholders’ Equity
Share capital	1,795	1,747
Unlimited authorization of common shares without par value; issued and outstanding 839,643,474 and 836,540,151 at September 30, 2016 and December 31, 2015, respectively
Contributed surplus	229	230
Accumulated other comprehensive loss	(99)	(50)
Retained earnings	6,123	6,455
Total Shareholders’ Equity	8,048	8,382
Total Liabilities and Shareholders’ Equity	$17,351	$17,469

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2015 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2015 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in November 2016.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended September 30, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales – third party	$453	$333	$350	$—	$1,136
Freight, transportation and distribution – third party	(73)	(28)	(53)	—	(154)
Net sales – third party	380	305	297	—
Cost of goods sold – third party	(274)	(243)	(275)	—	(792)
Margin (cost) on inter-segment sales (1)	—	7	(7)	—	—
Gross margin	106	69	15	—	190
Depreciation and amortization	(59)	(53)	(53)	(18)	(183)
Cash outflows for additions to property, plant and equipment	94	44	54	(1)	191
(1) Inter-segment net sales were $14.
	Three Months Ended September 30, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales – third party	$603	$460	$466	$—	$1,529
Freight, transportation and distribution – third party	(55)	(23)	(50)	—	(128)
Net sales – third party	548	437	416	—
Cost of goods sold – third party	(254)	(292)	(350)	—	(896)
Margin (cost) on inter-segment sales (1)	—	16	(16)	—	—
Gross margin	294	161	50	—	505
Depreciation and amortization	(52)	(48)	(56)	(16)	(172)
Cash outflows for additions to property, plant and equipment	127	102	37	14	280

(1)	Inter-segment net sales were $25.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Nine Months Ended September 30, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales – third party	$1,227	$1,144	$1,027	$—	$3,398
Freight, transportation and distribution – third party	(196)	(88)	(121)	—	(405)
Net sales – third party	1,031	1,056	906	—
Cost of goods sold – third party	(714)	(777)	(835)	—	(2,326)
Margin (cost) on inter-segment sales (1)	—	27	(27)	—	—
Gross margin	317	306	44	—	667
Depreciation and amortization	(159)	(159)	(165)	(35)	(518)
Share of Canpotex’s (2) Prince Rupert project exit costs	(33)	—	—	—	(33)
Termination benefit costs	(32)	—	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	—	(27)
Cash outflows for additions to property, plant and equipment	259	178	142	69	648
(1) Inter-segment net sales were $48. (2) Canpotex Limited (“Canpotex”).
	Nine Months Ended September 30, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales – third party	$2,089	$1,501	$1,335	$—	$4,925
Freight, transportation and distribution – third party	(178)	(73)	(129)	—	(380)
Net sales – third party	1,911	1,428	1,206	—
Cost of goods sold – third party	(772)	(905)	(985)	—	(2,662)
Margin (cost) on inter-segment sales (1)	—	41	(41)	—	—
Gross margin	1,139	564	180	—	1,883
Depreciation and amortization	(170)	(141)	(181)	(25)	(517)
Cash outflows for additions to property, plant and equipment	341	285	127	49	802

(1)	Inter-segment net sales were $62.

3. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence of impairment. A significant or prolonged decline in the fair value of the investment below its cost would be evidence that the asset is impaired. If objective evidence of impairment exists, the impaired amount (i.e. the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in other comprehensive income (loss) (“OCI”) and would not flow back into net income. Any subsequent decline in fair value below the carrying amount at the impairment date would represent a further impairment to be recognized in net income.

At September 30, 2016, the company assessed whether there was objective evidence that its investment in Israel Chemicals Ltd. (“ICL”) was impaired. The fair value of the investment, recorded in the condensed consolidated statements of financial position, was $684 compared to the cost of $704. Factors considered in assessing impairment included the length of time and extent to which fair value had been below cost, and current financial and market conditions specific to ICL. The company concluded that objective evidence of impairment did not exist as at September 30, 2016 and, as a result, the unrealized holding loss of $20 was included in accumulated OCI. Impairment will be assessed again in future reporting periods if the fair value is below cost. The fair value was determined through the market value of ICL shares on the Tel Aviv Stock Exchange.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

3. Available-for-Sale Investments (continued)

During 2012, the company concluded its investment in Sinofert Holdings Limited (“Sinofert”) was impaired due to the significance by which fair value was below cost. During 2014, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $238 at the previous impairment date. As a result, impairment losses of $341 and $38 were recognized in net income during 2012 and 2014, respectively. At June 30, 2016, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $200 at the previous impairment date. As a result, an impairment loss of $10 was recognized in net income during the nine months ended September 30, 2016. The fair value was determined through the market value of Sinofert shares on the Hong Kong Stock Exchange.

Changes in fair value, and related accounting, for the company’s investment in Sinofert since December 31, 2014 were as follows:

			Impact of Unrealized Loss on:
	Fair Value	Unrealized Loss	OCI and AOCI (1)	Net Income and Retained Earnings

Balance — December 31, 2014	$252	$(327)	$52	$(379)
Increase in fair value	14	14	14	—
Balance — December 31, 2015	$266	$(313)	$66	$(379)
Decrease in fair value	(51)	(51)	(51)	—
Balance — March 31, 2016	$215	$(364)	$15	$(379)
Decrease in fair value and recognition of impairment	(25)	(25)	(15)	(10)
Balance — June 30, 2016	$190	$(389)	$—	$(389)
Increase in fair value	8	8	8	—
Balance — September 30, 2016	$198	$(381)	$8	$(389)

(1)	Accumulated other comprehensive income (“AOCI”).

4. Other Income (Expenses)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Foreign exchange gain (loss)	$5	$24	$(14)	$36
Other (expenses) income	—	(16)	10	(25)
	$5	$8	$(4)	$11

5. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Income tax expense	$2	$90	$58	$382
Actual effective tax rate on ordinary earnings	16%	27%	20%	27%
Actual effective tax rate including discrete items	2%	24%	17%	26%
Discrete tax adjustments that impacted the tax rate	$(11)	$(11)	$(11)	$(5)

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the three and nine months ended September 30, 2016 decreased compared to the same periods last year due to significantly lower earnings in higher tax jurisdictions.

•	In second-quarter 2016, a $10 discrete non-tax deductible impairment of the company’s available-for-sale investment in Sinofert was recorded. This increased the actual effective tax rate including discrete items for the nine months ended September 30, 2016 by one percentage point.

•	In third-quarter 2015, a current tax recovery of $17 was recorded upon the conclusion of a tax authority audit.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

6. Consolidated Statements of Cash Flow

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Reconciliation of cash provided by operating activities
Net income	$81	$282	$277	$1,069
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	183	172	518	517
Impairment of property, plant and equipment	—	—	27	—
Net (undistributed) distributed earnings of equity-accounted investees	(23)	(31)	21	(47)
Impairment of available-for-sale investment (Note 3)	—	—	10	—
Share-based compensation	3	1	8	20
Provision for deferred income tax	6	77	5	149
Pension and other post-retirement benefits	8	11	36	27
Asset retirement obligations and accrued environmental costs	(12)	5	13	(19)
Other long-term liabilities and miscellaneous	1	(12)	(7)	5
Subtotal of adjustments	166	223	631	652

Changes in non-cash operating working capital
Receivables	(66)	1	79	86
Inventories	63	(18)	20	(78)
Prepaid expenses and other current assets	6	(19)	9	(16)
Payables and accrued charges	45	(111)	(109)	2
Subtotal of changes in non-cash operating working capital	48	(147)	(1)	(6)
Cash provided by operating activities	$295	$358	$907	$1,715

Supplemental cash flow disclosure
Interest paid	$31	$37	$124	$130
Income taxes (recovered) paid	$(3)	$85	$43	$150

7. Pension and Other Post-Retirement Benefits

A remeasurement of the defined benefit plan assets and liabilities was performed at June 30, 2016. Due to a change in the discount rate and actual return on plan assets, the company’s defined benefit pension and other post-retirement benefit obligations increased by $184, plan assets increased by $21 and deferred income taxes decreased by $60. As a result, the company recorded net actuarial losses on defined benefit plan obligations of $103 in OCI, which was recognized immediately in retained earnings at June 30, 2016. There was no such remeasurement during the three months ended September 30, 2016.

The net impact on assets and liabilities within the condensed consolidated statements of financial position at June 30, 2016 was as follows:

(Decrease) Increase

Non-current assets
Other assets	$(9)
Non-current liabilities
Deferred income tax liabilities	(60)
Pension and other post-retirement benefit liabilities	154

The discount rate used to determine the benefit obligation for the company’s significant plans at June 30, 2016 was 3.65 percent (December 31, 2015 — 4.35 percent).

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

8. Share-Based Compensation

During the nine months ended September 30, 2016, the company issued stock options and performance share units (“PSUs”) to eligible employees under the 2016 Long-Term Incentive Plan (“LTIP”). Information on stock options and PSUs is summarized below:

	2016 LTIP		Expense for all share-based compensation plans
	Units Granted	Units Outstanding as at September 30, 2016	Three Months Ended September 30		Nine Months Ended September 30
			2016	2015	2016	2015
Stock options	3,099,913	3,071,064	$2	$4	$8	$20
Share-settled PSUs	612,192	612,192	1	—	3	—
Cash-settled PSUs	1,004,548	1,004,548	3	—	7	—
			$6	$4	$18	$20

Grant date fair value per unit for stock options and share-settled PSUs is $2.04 and $17.19, respectively.

Stock Options

Under the LTIP, stock options generally vest and become exercisable on the third anniversary of the grant date, subject to continuous employment or retirement, and have a maximum term of 10 years. The weighted average fair value of stock options granted was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$16.20
Expected annual dividend per share	$1.00
Expected volatility	30%
Risk-free interest rate	1.06%
Expected life of options	5.7 years

Performance Share Units

Currently, PSUs granted under the LTIP are comprised of three tranches, with each tranche vesting based on the achievement of performance metrics over separate performance periods ranging from one to three years, and will be settled in shares for grantees who are subject to the company’s share ownership guidelines and in cash for all other grantees. PSUs will vest based on performance metrics comprising the relative ranking of the company’s total shareholder return compared with a specified peer group and the company’s cash flow return on investment compared with its weighted average cost of capital. Compensation cost is measured based on the grant date fair value of the units, adjusted for the company’s best estimate of the outcome of non-market vesting conditions at the end of each period, for share-settled PSUs, and on period-end fair value of the awards for cash-settled PSUs. The company uses a Monte Carlo simulation model to estimate the outcome of relative total shareholder return.

9. Proposed Transaction with Agrium

On September 11, 2016, the company entered into an Arrangement Agreement with Agrium Inc. (“Agrium”) pursuant to which the company and Agrium have agreed to combine their businesses (the “Proposed Transaction”) in a merger of equals transaction to be implemented by way of a plan of arrangement under the Canada Business Corporations Act. The Proposed Transaction is currently anticipated to be completed in mid-2017 and is subject to customary closing conditions, including shareholder, court and other regulatory approvals.

Upon the closing of the Proposed Transaction, the company and Agrium will become indirect, wholly owned subsidiaries of a new parent company. PotashCorp shareholders will own approximately 52 percent of the new parent, and Agrium shareholders will own approximately 48 percent.

During the three and nine months ended September 30, 2016, the company incurred $8 of costs in connection with the Proposed Transaction. These costs primarily included financial advisory, legal and consulting fees.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Potash Sales (tonnes – thousands)
Manufactured Product
North America	1,019	684	2,647	2,132
Offshore	1,511	1,491	3,788	4,904
Manufactured Product	2,530	2,175	6,435	7,036

Potash Net Sales
(US $ millions)
Sales	$453	$603	$1,227	$2,089
Freight, transportation and distribution	(73)	(55)	(196)	(178)
Net Sales	$380	$548	$1,031	$1,911

Manufactured Product
North America	$158	$194	$463	$700
Offshore	221	351	561	1,199
Other miscellaneous and purchased product	1	3	7	12
Net Sales	$380	$548	$1,031	$1,911

Manufactured Product
Average Realized Sales Price per Tonne
North America	$155	$283	$175	$328
Offshore	$146	$235	$148	$244
Average	$150	$250	$159	$270
Cost of Goods Sold per Tonne	$(106)	$(113)	$(107)	$(106)
Gross Margin per Tonne	$44	$137	$52	$164

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Average Natural Gas Cost in Production per MMBtu	$3.26	$4.75	$3.32	$4.85
Nitrogen Sales (tonnes – thousands)
Manufactured Product
Ammonia (1)	576	551	1,720	1,661
Urea	290	216	857	740
Solutions/Nitric acid/Ammonium nitrate	700	659	2,160	1,966
Manufactured Product	1,566	1,426	4,737	4,367

Fertilizer sales tonnes (1)	542	479	1,755	1,450
Industrial/Feed sales tonnes	1,024	947	2,982	2,917
Manufactured Product	1,566	1,426	4,737	4,367

Nitrogen Net Sales
(US $ millions)
Sales – third party	$333	$460	$1,144	$1,501
Freight, transportation and distribution – third party	(28)	(23)	(88)	(73)
Net sales – third party	305	437	1,056	1,428
Inter-segment net sales	14	25	48	62
Net Sales	$319	$462	$1,104	$1,490

Manufactured Product
Ammonia (2)	$145	$240	$510	$753
Urea	66	76	223	271
Solutions/Nitric acid/Ammonium nitrate	103	140	355	435
Other miscellaneous and purchased product (3)	5	6	16	31
Net Sales	$319	$462	$1,104	$1,490

Fertilizer net sales (2)	$100	$151	$402	$488
Industrial/Feed net sales	213	305	686	971
Other miscellaneous and purchased product (3)	6	6	16	31
Net Sales	$319	$462	$1,104	$1,490

Manufactured Product
Average Realized Sales Price per Tonne
Ammonia	$252	$434	$296	$453
Urea	$226	$352	$260	$366
Solutions/Nitric acid/Ammonium nitrate	$148	$212	$165	$221
Average	$200	$319	$230	$334
Fertilizer average price per Tonne	$187	$314	$229	$336
Industrial/Feed average price per Tonne	$208	$322	$230	$333
Average	$200	$319	$230	$334
Cost of Goods Sold per Tonne	$(158)	$(210)	$(168)	$(208)
Gross Margin per Tonne	$42	$109	$62	$126

(1) Includes inter-segment ammonia sales (tonnes – thousands)	37	43	116	113
(2) Includes inter-segment ammonia net sales	$13	$25	$47	$61
(3) Includes inter-segment other miscellaneous and purchased product net sales	$1	$—	$1	$1

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Phosphate Sales (tonnes – thousands)
Manufactured Product
Fertilizer	537	485	1,248	1,239
Feed and Industrial	232	277	750	853
Manufactured Product	769	762	1,998	2,092

Phosphate Net Sales
(US $ millions)
Sales	$350	$466	$1,027	$1,335
Freight, transportation and distribution	(53)	(50)	(121)	(129)
Net Sales	$297	$416	$906	$1,206

Manufactured Product
Fertilizer	$168	$230	$467	$608
Feed and Industrial	128	179	435	550
Other miscellaneous and purchased product	1	7	4	48
Net Sales	$297	$416	$906	$1,206

Manufactured Product
Average Realized Sales Price per Tonne
Fertilizer	$313	$475	$374	$491
Feed and Industrial	$554	$647	$580	$645
Average	$385	$538	$451	$554
Cost of Goods Sold per Tonne	$(366)	$(475)	$(430)	$(471)
Gross Margin per Tonne	$19	$63	$21	$83

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

			2016	2015

December 31				1.3840
September 30			1.3117	1.3394
Third-quarter average conversion rate			1.2980	1.2794

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Production
Potash production (KCl Tonnes – thousands)	1,557	2,131	6,060	7,130
Potash shutdown weeks (1)	8	8	21	13
Nitrogen production (N Tonnes – thousands)	799	734	2,359	2,279
Ammonia operating rate	90%	83%	88%	87%
Phosphate production (P2 O5 Tonnes – thousands)	399	442	1,107	1,187
Phosphate P2 O5 operating rate	84%	93%	78%	83%

Shareholders
PotashCorp’s total shareholder return	2%	-33%	1%	-40%

Customers
Product tonnes involved in customer complaints (thousands)	21	30	83	51

Community
Taxes and royalties ($ millions) (2)	40	119	199	576

Employees
Annualized employee turnover rate (3)	3%	4%	3%	4%

Safety
Total site recordable injury rate (per 200,000 work hours) (4)	0.92	1.29	0.92	1.02

Environment
Environmental incidents (5)	5	6	17	16

As at			September 30, 2016	December 31, 2015

Number of employees
Potash			2,335	2,689
Nitrogen			818	812
Phosphate			1,483	1,438
Other			463	456
Total			5,099	5,395

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates, planned routine annual maintenance shutdowns and suspension of Picadilly potash operations.
(2)	Taxes and royalties = current income tax expense – investment tax credits – realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Excluding retirements and workforce changes related to suspension of Picadilly potash operations.
(4)	Total site includes PotashCorp employees, contractors and others on site (as defined in our 2015 Annual Integrated Report).
(5)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2015 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Net income	$81	$282	$277	$1,069
Finance costs	55	49	161	148
Income taxes	2	90	58	382
Depreciation and amortization	183	172	518	517
EBITDA	$321	$593	$1,014	$2,116
Share of Canpotex’s Prince Rupert project exit costs	—	—	33	—
Termination benefit costs	—	—	32	—
Impairment of property, plant and equipment	—	—	27	—
Impairment of available-for-sale investment	—	—	10	—
Proposed Transaction costs	8	—	8	—
Adjusted EBITDA	$329	$593	$1,124	$2,116

EBITDA is calculated as net income before finance costs, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization, exit costs, termination benefit costs, certain impairment charges and Proposed Transaction costs. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, the charges associated with impairments, termination benefit costs, exit costs or Proposed Transaction costs. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Sales	$1,136	$1,529	$3,398	$4,925
Freight, transportation and distribution	(154)	(128)	(405)	(380)
Net sales	$982	$1,401	$2,993	$4,545

Net income as a percentage of sales	7%	18%	8%	22%
Adjusted EBITDA margin	34%	42%	38%	47%

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars)

(unaudited)

A. EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing adjusted EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

B. CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Cash flow prior to working capital changes	$247	$505	$908	$1,721
Changes in non-cash operating working capital
Receivables	(66)	1	79	86
Inventories	63	(18)	20	(78)
Prepaid expenses and other current assets	6	(19)	9	(16)
Payables and accrued charges	45	(111)	(109)	2
Changes in non-cash operating working capital	48	(147)	(1)	(6)
Cash provided by operating activities	$295	$358	$907	$1,715
Additions to property, plant and equipment	(191)	(280)	(648)	(802)
Other assets and intangible assets	(1)	(53)	(10)	(68)
Changes in non-cash operating working capital	(48)	147	1	6
Free cash flow	$55	$172	$250	$851

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

C. ITEMS INCLUDED IN GROSS MARGIN

	Three Months Ended September 30, 2016
	Potash	Nitrogen	Phosphate	Consolidated
Gross margin	$106	$69	$15	$190
Items included in the above:
Share of Canpotex’s Prince Rupert project exit costs	—	—	—	—
Termination benefit costs	—	—	—	—
Impairment of property, plant and equipment	—	—	—	—

	Nine Months Ended September 30, 2016
	Potash	Nitrogen	Phosphate	Consolidated
Gross margin	$317	$306	$44	$667
Items included in the above:
Share of Canpotex’s Prince Rupert project exit costs	(33)	—	—	(33)
Termination benefit costs	(32)	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	(27)